POPULAR, INC. Contact:
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President

Corporate Communications
787-281-5170 or 917-679-3596 (mobile)

News For Immediate Release:

Popular Announces Substantial Sale of Loan and Servicing Assets of its U.S. Mortgage Unit, Popular Financial Holdings, to Goldman Sachs

San Juan, Puerto Rico, Aug. 28, 2008 – Popular, Inc. announced today an agreement to sell loan and servicing assets of its U.S. mortgage subsidiary Popular Financial Holdings (PFH) to various Goldman Sachs affiliates. The sale includes approximately $1,170 million in loans and mortgage servicing assets. The transaction, expected to close in the fourth quarter of 2008, will provide more than $700 million in additional liquidity and significantly reduce Popular’s U.S. subprime assets. Popular expects to report a loss of approximately $450 million in connection with the transaction.

“We are continuing to narrow the scope of our mainland U.S. operations that are most exposed to the credit and mortgage markets, by leveraging on our core strengths in Puerto Rico, where we are the undisputed market leader. Indeed, our core retail banking franchise in Puerto Rico is strong and continues to perform well,” said Richard L. Carrión, Chairman, President and CEO of Popular, Inc.

Forward-Looking statements
The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings (“PFH”). BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending and provides an online platform to raise deposits for BPNA. PFH primarily continues to carry a maturing loan portfolio and operates a mortgage loan servicing unit. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

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